
----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|  Shapiro                Stephen    M.  |  CoreComm Incorporated   (COMM)                |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X  Officer               Other         |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  110 East 59th Street                  |  (Voluntary)          |                        |                                        |
|                                        |                       |     12/31/1997         | Senior Vice President-General Manager  |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |      ###-##-####      |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|  New York, NY  10022                   |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $15.125 |7/31/|    A    |  170,000 |          |7/31/|7/30/|Common    | 170,000  |          | 170,000  |(D) |          |
|Option    |         |1997 |         |          |          |1997 |2007 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $20.375 |1/7/ |    A    |  100,000 |          |1/7/ |1/6/ |Common    | 100,000  |          |       0  |(D) |          |
|Option    |         |1997 |         |          |          |1997 |2007 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $17.625 |7/31/|    D    |          |   30,000 |6/17/|6/17/|Common    |  30,000  |          |       0  |(D) |          |
|Option    |         |1997 |         |          |          |1993 |2003 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $22.750 |7/31/|    D    |          |   40,000 |3/17/|3/17/|Common    |  40,000  |          |       0  |(D) |          |
|Option    |         |1997 |         |          |          |1994 |2004 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $31.750 |1/7/ |    D    |          |   50,000 |5/18/|5/18/|Common    |  50,000  |          |       0  |(D) |          |
|Option    |         |1997 |         |          |          |1995 |2005 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $27.250 |1/7/ |    D    |          |   50,000 |3/26/|3/26/|Common    |  50,000  |          |       0  |(D) |          |
|Option    |         |1997 |         |          |          |1996 |2006 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     | $20.375 |7/31/|    D    |          |  100,000 |1/7/ |1/6/ |Common    | 100,000  |          |       0  |(D) |          |
|Option    |         |1997 |         |          |          |1997 |2007 |Stock     |          |          |          |    |          |
|          |         |     |         |          |          | (1) |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:

(1) 20% are exercisable immediately, an additional 20% are exercisable upon each January 1st thereafter.




**Intentional misstatements or omissions of facts constitute Federal              /s/ Stephen M. Shapiro                 02/13/1998
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

Stephen M. Shapiro                                        CoreComm Incorporated                                         12/31/1997